Exhibit 99.1

[West Marine Logo]

Contact: West Marine, Inc.

Tom Moran, Senior Vice President and Chief Financial Officer

(831) 761-4229

WEST MARINE REPORTS IMPROVED FIRST QUARTER

2009 OPERATING RESULTS

WATSONVILLE, CA, April 30, 2009 - West Marine, Inc. (Nasdaq: WMAR) today released unaudited operating results for the first quarter of 2009, reflecting the company’s best first quarter pre-tax results since 2005.

First quarter highlights:

•	Net revenues were $101.0 million, down 10.9% from last year. Comparable store sales were down 6.8%.

•	Pre-tax operating results improved by $11.0 million compared to the same period last year.

•	Gross margin improved by 270 basis points.

•	Selling, general and administrative (“SG&A”) expenses were down $9.9 million, or 21.2%, compared to last year.

•	Cash from operating activities improved by $4.9 million versus last year.

•	Long-term debt was down $13.2 million, or 14.8%, from this time last year.

•	Unused credit facility availability was over $86 million at quarter-end.

Pre-tax loss for the thirteen weeks ended April 4, 2009 was $14.4 million, an $11.0 million improvement compared to a pre-tax loss of $25.4 million last year. Net loss was $(0.67) per share after-tax compared to $(0.81) per share after-tax last year.

Geoff Eisenberg, Chief Executive Officer of West Marine, commented, “We are pleased to report these considerably improved operating results, despite a sales decline which reflects market and industry conditions. While we’ve always experienced a loss in the first quarter due to seasonality in our business, this quarter’s operating results reflect changes we have made to strengthen the company in the face of current economic conditions. We also continue to improve our balance sheet by increasing cash flow, reducing debt and maintaining unused credit facility availability of over $86 million.”

Net revenues for the thirteen weeks ended April 4, 2009 were $101.0 million, compared to net revenues of $113.3 million for the thirteen weeks ended March 29, 2008. Comparable store sales declined 6.8% versus the same period a year ago.

Gross profit for the thirteen weeks ended April 4, 2009 was $22.9 million, an increase of $0.4 million compared to 2008. As a percentage of net revenues, gross profit increased by 2.7% to 22.6% compared to gross profit of 19.9% last year. The increase in gross profit as a percentage of revenues primarily resulted from better product margins due to a reduction in promotional and clearance activity, and a shift in sales mix to higher margin product categories. Additionally, we experienced lower inventory shrinkage and delivered efficiencies in our buying and distribution channels, which partially was offset by deleveraging of store occupancy on lower revenues.

SG&A expenses for the quarter were $36.9 million, a decrease of $9.9 million, or 21.2%, compared to $46.8 million for the same period last year, and expenses as a percentage of revenues decreased by 4.9% to 36.5%. The expense savings included: a $7.4 million reduction in payroll, marketing and other variable expenses, reflecting lower revenues, reduced store count and lower professional services expenses; and a $1.6 million reduction in costs related to the SEC investigation. Interest expense in the first quarter was $0.3 million, a decline of $0.5 million from last year due to lower interest rates and reduced debt levels.

Income taxes provided significantly less benefit than last year as a result of the impact of a full valuation allowance against our net deferred tax assets.

Compared to the corresponding period last year, cash from operating activities improved by $4.9 million, and at the end of the quarter, long-term debt was $75.8 million, which is a decrease of $13.2 million, or 14.8%, from this time last year.

WEBCAST AND CONFERENCE CALL

As previously announced, West Marine will hold a conference call and webcast on Thursday, April 30, 2009 at 8:30 AM Pacific time to discuss first quarter 2009 results. The live call will be webcast and available in real time on the Internet at www.westmarine.com in the “Investor Relations” section. The earnings release will also be posted on the Internet at www.westmarine.com in the “Press Releases” section on the Investor Relations page. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

Interested parties can also connect to the conference call by dialing (888) 756-1546 in the United States and Canada and (706) 634-1083 for international calls. Please be prepared to give the conference ID number 96884981. The call leader is Geoff Eisenberg, West Marine’s President and Chief Executive Officer.

An audio replay of the call will be available April 30, 2009 at 11:30 AM Pacific time through May 7, 2009 at 8:59 PM Pacific Time. The replay number is (800) 642-1687 in the United States and Canada and (706) 645-9291 for international calls. The access code is 96884981.

ABOUT WEST MARINE

West Marine, the largest specialty retailer of boating supplies and accessories, has 341 stores located in 38 states, Puerto Rico and Canada and a franchised store located in Turkey. Our call center and Internet channels offer customers approximately 50,000 products and the convenience of exchanging catalog and Internet purchases at our store locations. Our Port Supply division is one of the largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine’s products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements concerning statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward looking statements include, among other things, expectations relating to our financial results and our ability to improve cash flows and our balance sheet in continued challenging market and industry conditions, as well as facts and assumptions underlying these expectations. Actual results may differ materially from the preliminary expectations expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors, including those set forth in West Marine’s annual report on Form 10-K for the fiscal year ended January 3, 2009. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	April 4, 2009	March 29, 2008
ASSETS
Current assets:
Cash	$12,259	$12,044
Trade receivables, net	6,679	8,113
Merchandise inventories	258,628	286,899
Deferred income taxes	—	8,046
Other current assets	16,002	27,784

Total current assets	293,568	342,886
Property and equipment, net	59,013	66,778
Intangibles, net	144	182
Other assets	2,316	9,692

TOTAL ASSETS	$355,041	$419,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$50,707	$68,559
Accrued expenses, and other	44,150	46,040

Total current liabilities	94,857	114,599
Long-term debt	75,751	88,954
Deferred rent, and other	8,956	8,560

Total liabilities	179,564	212,113
Stockholders’ equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	—	—
Common stock, $.001 par value: 50,000,000 shares authorized; 22,153,349 shares issued and 22,125,777 at April 4, 2009, and 21,917,348 shares issued and 21,893,745 shares outstanding at March 29, 2008	22	22
Treasury stock	(366)	(348)
Additional paid-in capital	174,597	171,389
Accumulated other comprehensive income (loss)	651	(154)
Retained earnings	573	36,516

Total stockholders’ equity	175,477	207,425

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$355,041	$419,538

West Marine, Inc.

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except per share data)

	13 Weeks Ended April 4, 2009		13 Weeks Ended March 29, 2008
Net revenues	$100,965	100.0%	$113,263	100.0%
Cost of goods sold	78,106	77.4%	90,778	80.1%

Gross profit	22,859	22.6%	22,485	19.9%
Selling, general and administrative expense	36,884	36.5%	46,821	41.4%
Store closures and other restructuring costs	77	0.1%	—	0.0%
Impairment of long lived assets	—	0.0%	266	0.2%

Loss from operations	(14,102)	-14.0%	(24,602)	-21.7%
Interest expense	331	0.3%	846	0.8%

Loss before income taxes	(14,433)	-14.3%	(25,448)	-22.5%
Provision (benefit) for Income taxes	371	0.4%	(7,787)	-6.9%

Net loss	$(14,804)	-14.7%	$(17,661)	-15.6%

Net loss per common and common equivalent share -
Basic and diluted	$(0.67)		$(0.81)
Weighted average common and common equivalent shares outstanding -
Basic and diluted	22,117		21,894

West Marine, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	13 Weeks Ended
	April 4, 2009	March 29, 2008
OPERATING ACTIVITIES:
Net loss	$(14,804)	$(17,661)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,025	4,725
Impairment of long-lived assets	—	266
Share-based compensation	554	418
Tax (expense) benefit from equity issuance	—	(18)
Deferred income taxes	—	31
Provision for doubtful accounts	169	72
Lower of cost or market inventory adjustments	1,384	876
Loss on asset disposals	40	63
Changes in assets and liabilities:
Trade receivables	(1,024)	(1,481)
Merchandise inventories	(37,411)	(39,468)
Other current assets	367	(6,315)
Other assets	260	399
Accounts payable	23,333	33,698
Accrued expenses and other	1,894	(1,736)
Deferred items and other non-current liabilities	28	(2)

Net cash used in operating activities	(21,185)	(26,133)

INVESTING ACTIVITIES:
Purchases of property and equipment	(2,849)	(4,629)
Proceeds from sale of property and equipment	12	—

Net cash used in investing activities	(2,837)	(4,629)

FINANCING ACTIVITIES:
Borrowings on line of credit	33,566	44,989
Repayments on line of credit	(4,815)	(8,335)
Proceeds from exercise of stock options	46	1

Net cash provided by financing activities	28,797	36,655

Effect of exchange rate changes on cash	11	25

NET INCREASE IN CASH	4,786	5,918
CASH AT BEGINNING OF PERIOD	7,473	6,126

CASH AT END OF PERIOD	$12,259	$12,044

Other cash flow information:
Cash paid for interest	313	817
Cash refunded for income taxes	(14)	(2,715)
Non-cash investing activities:
Property and equipment additions in accounts payable	929	99